Exhibit 5.1

16 April 2020

Mr. Jason Remillard, CEO

DATA443 RISK MITIGATION, INC.

101 J Morris Commons Lane, Suite 105

Morrisville, North Carolina 27560

Re:	Registration Statement on Form S-8

Mr. Remillard:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about 16 April 2020 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 20,000,000 shares of your Common Stock reserved for issuance under the LandStar, Inc. 2019 Omnibus Stock Incentive Plan (the “Plan”). The 20,000,000 shares of common stock reserved under the Plan are referred to herein as the “Shares”.

As your legal counsel, we have examined the proceedings taken and proposed to be taken in connection with the issuance, sale and payment of consideration for the Shares to be issued under the Plan. It is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, the Shares issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

SPECTRUM LAW GROUP, APC

/s/ Spectrum Law Group, APC